Exhibit 5

THE LAW OFFICES OF

THOMAS C. COOK, LTD.

ATTORNEY AND COUNSELOR AT LAW

2921 N. TENAYA WAY, SUITE 234

LAS VEGAS, NEVADA 89128

(702) 952-8519

FAX (702) 952-8521

September 19, 2005

Re: Form S-8 Registration Statement

Gentlemen:

You have requested that we furnish you our legal opinion with respect to the legality of the following described securities of InstaCare Corp. (the "Company") covered by an Amended Form S-8 Registration Statement (the "Registration Statement"), filed with the Securities and Exchange Commission for the purpose of registering such securities under the Securities Act of 1933:

75,000,000 shares (the "Shares") of common stock, $.001 par value issuable pursuant to the provisions of the Plan.

In connection with this opinion, I have examined the corporate records of the Company, including the Plan, Company's Articles of Incorporation, Bylaws and Registration Statement and such other documents and records, as I deemed relevant in order to render this opinion.

Based on the foregoing, it is my opinion that, after the Registration Statement becomes effective and the Shares have been issued and delivered as described therein, the Shares will be validly issued, fully paid and non-assessable.

The Company's President has certified to me that he understands that the Shares are not eligible for issuance where services are in connection with the offer or sale of securities in a capital-raising transaction, or they directly or indirectly promote or maintain a market for the Company's securities and that the Shares will only issuable to natural persons and only for bona fide services.

I hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and further consent to statements made therein regarding this firm and use of my name under the heading "Legal Matters" in the Prospectus constituting a part of such Registration Statement.

Sincerely,

/s/ Thomas C. Cook, Attorney at Law

Thomas C. Cook, ATTORNEY AT LAW